[WILMINGTON TRUST LOGO] WILMINGTON TRUST            WILMINGTON TRUST CORPORATION
                                                    RODNEY SQUARE NORTH
NEWS RELEASE                                        1100 NORTH MARKET STREET
                                                    WILMINGTON, DE 19890-0001

FOR IMMEDIATE RELEASE

WILMINGTON TRUST ANNOUNCES THIRD QUARTER EARNINGS

Double-digit increase in advisory revenue; stable net interest margin

Wilmington, Del., October 19, 2007 - Wilmington Trust Corporation (NYSE: WL) reported today that net income for the 2007 third quarter was $46.2 million and earnings per share (on a diluted basis) were $0.67 per share.

"The Wealth Advisory and Corporate Client Services businesses each recorded double-digit increases in revenue, our net interest margin remained stable at 3.73%, and we continued to grow loan balances, although the pace of loan growth slowed," said Ted T. Cecala, Wilmington Trust's chairman and chief executive officer. "These achievements were offset by an increase in the loan loss provision to a level more in line with what we have experienced historically, and lower revenue from affiliate manager Cramer Rosenthal McGlynn, where volatility in the equity markets reduced hedge fund performance fees."

For the year-ago third quarter, net income was $5.2 million and earnings per share (diluted) were $0.07 per share. These amounts reflected a non-cash impairment write-down of $72.3 million recorded in the 2006 third quarter against the valuation of affiliate money manager Roxbury Capital Management
(RCM). Absent this non-cash write-down, net income for the 2006 third quarter would have been $46.9 million and earnings per share (diluted) would have been $0.67 per share.

This release contains and discusses amounts that exclude the effects of the non-cash write-down and presents results on an operating basis. Management believes that operating results (those that exclude the effects of the non-cash write-down) provide a more relevant and comparative basis on which to evaluate the company's performance. The financial statements in this release contain comparisons of results with and without the non-cash impairment write-down.

CASH DIVIDEND DECLARED

At its meeting yesterday, the Board of Directors declared a regular quarterly cash dividend of $0.335 per share. This amount reflects the 6% increase the Board approved in April 2007, which marked the 26th consecutive year the company has raised its cash dividend. The quarterly dividend will be paid on November 15, 2007, to stockholders of record on November 1, 2007.

THE REGIONAL BANKING BUSINESS

Loan balances in total rose for the 18th consecutive quarter on an average-balance basis. Commercial and consumer loan balances increased from their prior quarter and year-ago levels on both a period-end and average-balance basis, and the Regional Banking business continued to benefit from the broadly diversified and stable economy in the Delaware Valley region.

Unemployment rates for August 2007 (the most recent data available) for Delaware, Pennsylvania, and New Jersey remained below the U.S. national average. Economic reports from the Federal Reserve Bank of Philadelphia projected strong growth in Delaware's economy into the second quarter of 2008, moderate growth in New Jersey's economy, and some contraction in Pennsylvania's economy in coming months.

LOANS (dollars in billions, on average)           2007 Q3   2007 Q2   2006 Q3
---------------------------------------           -------   -------   -------
Total loans outstanding                            $8.26     $8.16     $7.76

Delaware market loans                              $5.97     $5.89     $5.65
Delaware market loans as a % of total loans           72%       72%       73%

Pennsylvania market loans                          $1.83     $1.83     $1.74
Pennsylvania market loans as a % of total loans       22%       22%       22%

Other market loans                                 $0.46     $0.44     $0.37
Other market loans as a % of total loans               6%        6%        5%

On a percentage basis, the composition of the loan portfolio remained well diversified and relatively unchanged from prior periods.

LOAN PORTFOLIO COMPOSITION                             9/30/07   6/30/07   9/30/06
--------------------------                             -------   -------   -------
Commercial, financial, and agricultural  (C&I) loans     30%       30%       30%
Commercial real estate/construction (CRE) loans          21%       21%       21%
Commercial mortgage loans                                16%       17%       16%
Residential mortgage loans                                7%        7%        7%
Consumer loans                                           19%       18%       19%
Loans secured with liquid collateral                      7%        7%        7%

Loans secured with liquid collateral are associated mainly with Wealth Advisory Services clients. Management does not consider changes in the balances of these loans to be indicative of trends in the Regional Banking business.

COMMERCIAL LOANS

On a period-end basis, most of the linked-quarter and year-over-year growth in the commercial portfolio was in commercial, financial, and agricultural (C&I) loans. On an average-balance basis, commercial real estate/construction (CRE) loans accounted for most of the growth.

COMMERCIAL LOANS (in millions, on average)              2007 Q3    2007 Q2    2006 Q3
------------------------------------------             --------   --------   --------
Commercial, financial, and agricultural  (C&I) loans   $2,454.9   $2,500.1   $2,407.7
Commercial real estate/construction (CRE) loans         1,769.2    1,696.7    1,588.7
Commercial mortgage loans                               1,387.3    1,376.9    1,238.5
                                                       --------   --------   --------
Total commercial loans                                 $5,611.4   $5,573.7   $5,234.9
                                                       ========   ========   ========

% of commercial loans from Delaware market                   70%        70%        70%
% of commercial loans from Pennsylvania market               29%        29%        29%
% of commercial loans from other markets                      1%         1%         1%

Compared to the 2007 second quarter, C&I loan balances were lower, on average, but higher on a period-end basis because most of the increase in outstandings occurred toward the end of the 2007 third quarter. Period-end C&I loans were 2% higher on a linked-quarter basis and

6% higher year over year. The C&I outstandings recorded during the 2007 third quarter were spread evenly among clients in Delaware, Maryland, and Pennsylvania. These loans were to clients in a variety of retail, service, contracting, and transportation businesses, and the majority were for working capital.

CRE loans were $12.9 million higher than for the 2007 second quarter on a period-end basis, but $72.5 million higher on average, because much of the second quarter growth occurred toward the end of that quarter, and because there were several large pay downs in the 2007 third quarter. Of the CRE outstandings recorded during the 2007 third quarter:

-    Approximately 77% was for projects in Delaware;

-    Approximately 17% was for projects in Pennsylvania; and

-    Approximately 6% was for projects in New Jersey.

Approximately 30% of these loans were for single-family housing developments, primarily in Delaware. The remainder were for a variety of retail, office, warehouse, land development, and other projects.

RETAIL LOANS

Retail loan balances for the 2007 third quarter, on average, were higher than for prior periods, as all three categories recorded balance increases. Consumer loans continued to account for more than half of total retail loans.

CONSUMER LOANS (in millions, on average)        2007 Q3    2007 Q2    2006 Q3
----------------------------------------       --------   --------   --------
Home equity lines of credit                    $  298.2   $  301.6   $  319.4
Indirect loans                                    715.8      687.8      657.3
Credit card loans                                  64.8       64.0       61.0
Other consumer loans                              454.2      450.5      432.8
                                               --------   --------   --------
Total consumer loans                           $1,533.0   $1,503.9   $1,470.5
                                               ========   ========   ========

% of consumer loans from Delaware market             76%        77%        79%
% of consumer loans from Pennsylvania market          7%         7%         6%
% of consumer loans from other markets               17%        16%        15%

In the consumer portfolio, all of the linked-quarter and year-over-year growth was in indirect lending. Most of the indirect borrowers obtained these loans through automobile dealers and most of the indirect loans were for late-model used cars.

Growth in the category of loans recorded as "other" consumer loans was due mainly to increases in home equity loans, most of which have fixed rates. Clients continued to prefer these fixed rate products instead of home equity lines of credit, most of which have floating rates.

In the residential mortgage portfolio, balances were higher than for prior periods because prepayment and refinancing volumes decreased, and because originations of mortgages that qualify as low income mortgages under the Community Reinvestment Act (CRA) increased. These increases corresponded with housing growth in CRA-eligible communities in Delaware. The company retains CRA mortgages, but sells most other newly originated fixed rate residential mortgages into the secondary market and does not record those loans on its balance sheet.

RESIDENTIAL MORTGAGES                           2007 Q3      2007 Q2      2006 Q3
---------------------                         ----------   ----------   ----------
Balances (in millions, on average)              $564.4       $553.9       $507.8
Origination volumes (in millions)               $ 46.3       $ 58.9       $ 58.6
Number of originations                             213          244          239

FIXED VS. FLOATING RATES                      AT 9/30/07   AT 6/30/07   AT 9/30/06
------------------------                      ----------   ----------   ----------
% of fixed-rate residential mortgages             78%          78%          76%

Wilmington Trust does not engage in subprime residential mortgage lending and there are no subprime loans in the company's residential mortgage portfolio.

CORE DEPOSITS

Continued growth in savings deposits helped offset declines in other core deposit categories. Most of the increases in savings deposits were associated with WTDirect, the company's Internet-only delivery channel.

CORE DEPOSITS (in millions, on average)    2007 Q3    2007 Q2    2006 Q3
---------------------------------------   --------   --------   --------
Noninterest-bearing demand                $  714.9   $  702.6   $  737.2
Savings                                      540.9      463.4      304.1
Interest-bearing demand                    2,262.5    2,312.5    2,374.1
CDs < $100,000                             1,007.7    1,014.5      988.1
Local CDs >= $100,000                        376.2      427.2      546.5
                                          --------   --------   --------
Total core deposits                       $4,902.2   $4,920.2   $4,950.0
                                          ========   ========   ========

From Delaware clients                           89%        91%        94%
From Pennsylvania clients                        5%         5%         5%
From other markets                               6%         4%         1%

Consumer banking clients, most of whom are in Delaware, continued to account for the majority of local CDs in amounts of $100,000 and more (local CDs). Management includes local CDs in core deposits because they reflect client deposits, not wholesale or brokered deposits. Commercial banking clients and municipalities in the Delaware Valley region also use these CDs to generate returns on excess cash.

LOCAL CDS >= $100,000 BY CLIENT CATEGORY   AT 9/30/07   AT 6/30/07   AT 9/30/06
----------------------------------------   ----------   ----------   ----------
Consumer banking clients                       64%          72%          73%
DE commercial banking clients                  11%           9%          10%
PA commercial banking clients                  10%          11%          10%
Wealth Advisory Services clients               15%           8%           7%

FUNDING

Core deposits, including those generated through WTDirect, continued to be the company's primary source of funding.

SOURCES OF FUNDING (ON AVERAGE)   2007 Q3   2007 Q2   2006 Q3
-------------------------------   -------   -------   -------
Core deposits                        53%       54%       56%
National funding                     32%       32%       32%
Short-term borrowings                15%       14%       12%

Loan-to-deposit ratio              1.05%     1.03%     0.99%

The company uses a diversified mix of funding to support the Regional Banking business, which makes loans in a four-state region but gathers retail deposits primarily in Delaware. Management believes that purchasing national funds is a cost-effective way to add deposits without incurring the expense of building and operating a large-scale expansion of the branch office network outside Delaware. As noted in the net interest margin discussion in this release, the repricing characteristics of national funding are matched closely with the repricing characteristics of floating rate loans.

CREDIT QUALITY

The Delaware Valley economy remained stable overall and net charge-offs remained at the low end of historical levels. Nonperforming assets increased and management downgraded the risk ratings of several loans, which increased the provision and reserve for loan losses.

PROVISION FOR LOAN LOSSES                 2007 Q3      2007 Q2      2006 Q3
-------------------------               ----------   ----------   ----------
Provision for loan losses (in millions)    $8.9         $6.5         $6.6

RESERVE FOR LOAN LOSSES                 AT 9/30/07   AT 6/30/07   AT 9/30/06
-----------------------                 ----------   ----------   ----------
Reserve for loan losses (in millions)     $101.6       $97.5        $93.6
Loan loss reserve ratio                     1.22%       1.18%        1.20%

The downgraded loans included a variety of C&I, CRE, and commercial mortgage loans for projects throughout the Regional Banking footprint. These downgrades reduced the percentage of loans with pass ratings in the internal risk rating analysis from 97% to 96%.

NET CHARGE-OFFS                                            2007 Q3   2007 Q2   2006 Q3
---------------                                            -------   -------   -------
Net charge-offs (in millions)                              $   4.8   $   3.5   $   7.3
Net charge-off ratio (basis points)                          6 bps     4 bps     9 bps
Year-to-date net charge-offs (in millions)                 $  11.6   $   6.8   $  12.6
Quarterly net charge-off ratio annualized (basis points)    24 bps    16 bps    36 bps

Net charge-offs were $1.3 million more than for the 2007 second quarter, but $2.5 million less than for the year-ago third quarter. Annualized, the net charge-off ratio for the 2007 third quarter was 24 basis points. Since 1996, the annual net charge-off ratio has ranged from a low of 14 basis points for 2005 to a high of 44 basis points for 2000.

NONPERFORMING ASSETS (at period-end)                    9/30/07   6/30/07   9/30/06
------------------------------------                    -------   -------   -------
Nonaccruing loans                                       $  54.1   $  45.3   $  32.0
Other real estate owned (OREO)                          $   0.2   $   0.2   $   4.8
Renegotiated loans                                      $  19.2   $   0.2        --
Loans past due 90 days                                  $  17.0   $  13.6   $   7.7
Ratio of nonperforming assets to loans (basis points)    88 bps    55 bps    47 bps

Nonaccruing loans were higher than for prior periods largely because $10.3 million in loans to the Elliott Building Group was transferred to nonaccruing status in the 2007 second quarter, after the borrower filed for bankruptcy. There was no change to the status of these loans during the 2007 third quarter. These loans are for two housing developments under construction in southern New Jersey. Both of these developments are successful and Wilmington Trust's position is secured by first lien mortgages on each. Wilmington Trust has no exposure to the numerous other projects this builder has underway.

In addition, other CRE and C&I loans were transferred to nonaccruing status during the 2007 third quarter. Approximately 66% of the linked-quarter increase was related to a residential project in Montgomery County, Pennsylvania.

Other real estate owned (OREO) decreased from the year-ago third quarter because a parcel of land in New Jersey, classified as OREO since the second quarter of 2006, was sold during the second quarter of 2007.

During the 2007 third quarter, approximately $19.0 million in CRE loans was renegotiated. These loans were to one Pennsylvania-based developer for a large single family and townhome development in Sussex County, Delaware.

Loans past due 90 days or more were higher than for prior periods mainly because of one loan for a hotel and retail project in Ocean City, Maryland.

NET INTEREST MARGIN

The net interest margin for the 2007 third quarter was 3.73%, the same as for the 2007 second quarter. The margin was stable on a linked-quarter basis mainly because a 4-basis-point increase in the yield on consumer loans helped offset a 3-basis-point decrease in the yield on commercial loans. On the liability side of the equation, a 9-basis-point decline in the cost of short-term borrowings helped offset a 3-basis-point increase in the rate on core interest-bearing deposits.

NET INTEREST MARGIN                                     2007 Q3   2007 Q2   2006 Q3
-------------------                                     -------   -------   -------
Net interest margin                                      3.73%     3.73%     3.85%

                                                            2007 Q3       2007 Q3
CHANGES IN YIELDS AND RATES (in basis points)             VS. 2007 Q2   VS. 2006 Q3
---------------------------------------------             -----------   -----------
Change in yield on total earning assets                      0 bps          2 bps
Change in rate on total funds to support earning assets      0 bps         14 bps

Compared to the year-ago third quarter, the margin was 12 basis points lower. This was the result of a disparity in 2006 between loan repricing and deposit repricing. During the first six months of 2006, the Federal Open Market Committee raised short-term interest rates four times. Following those increases, most of the company's floating rate loans had repriced by August, but core deposits continued to reprice throughout the second half of the year.

In addition, core deposit rates for the year-ago third quarter did not include savings deposits from WTDirect, the Internet-only delivery channel the company launched in November 2006. As of October 19, 2007, the annual percentage yield on savings deposits made through WTDirect was 5.06% for depositors who maintain average daily balances of at least $10,000.

The net interest margin benefited from the company's funding strategy, which enables management to match the repricing characteristics of national funding closely with those of floating rate loans, as illustrated in the following table.

AS A PERCENTAGE OF TOTAL BALANCES (at period end)             9/30/07   6/30/07   9/30/06
-------------------------------------------------             -------   -------   -------
Loans outstanding with floating rates                           71%       72%       75%
Percentage of floating-rate loans that are commercial loans     82%       82%       81%
Commercial floating rate loans repricing in <= 30 days          94%       94%       93%
Commercial loans tied to a prime rate                           60%       61%       62%
Commercial loans tied to the 30-day LIBOR                       35%       33%       34%

National CDs maturing in <= 90 days                             74%       68%       74%
Short-term borrowings maturing in <= 90 days                    88%       98%       98%

THE WEALTH ADVISORY SERVICES BUSINESS

Wealth Advisory Services (WAS) revenue rose 19% from the year-ago third quarter and 5% from the 2007 second quarter. Most of the year-over-year and linked-quarter increases were in fees from trust and investment services. Fees from family office services, recorded in planning and other services, also contributed to the growth.

WEALTH ADVISORY SERVICES REVENUE (in millions)   2007 Q3   2007 Q2   2006 Q3
----------------------------------------------   -------   -------   -------
Trust and investment advisory services            $40.5     $38.4     $33.0
Mutual fund fees                                    5.3       5.1       5.3
Planning and other services                        10.3       9.9       8.8
                                                  -----     -----     -----
Total Wealth Advisory Services revenue            $56.1     $53.4     $47.1
                                                  =====     =====     =====

A combination of new business development and market appreciation caused the growth in revenue from trust and investment services, which outpaced increases in the Standard & Poor's 500. Management considers the S&P 500 a good proxy for the equity holdings in client portfolios.

Most of the linked-quarter increase in revenue from trust and investment services came from the Boston market, reflecting the acquisition of wealth management firm Bingham Legg Advisors, LLC (BLA). This acquisition was completed at the end of June 2007 and BLA assumed the Wilmington Trust name then.

Fees for trust and investment services are based on the market valuations of assets in client accounts. These assets include a mix of equity, fixed income, and other types of investments.

INVESTMENT MIX OF MANAGED ASSETS*                 2007 Q3   2007 Q2   2006 Q3
---------------------------------                 -------   -------   -------
Equities                                            49%       49%       48%
Fixed income                                        23%       22%       28%
Other                                               28%       29%       24%

* Assets managed by Wilmington Trust (including Wilmington Trust FSB, Massachusetts). Excludes affiliate money managers.

THE CORPORATE CLIENT SERVICES BUSINESS

Compared to the year-ago third quarter, Corporate Client Services (CCS) revenue was 12% higher and sales (new fees, annualized) were 36% higher. During the 2007 third quarter, volatility and uncertainty in the world's capital markets limited business development opportunities. This was the primary cause of the linked-quarter decline in CCS revenue.

CORPORATE CLIENT SERVICES REVENUE (in millions)   2007 Q3   2007 Q2   2006 Q3
-----------------------------------------------   -------   -------   -------
Capital markets services                           $10.2     $11.2     $ 8.7
Entity management services                           7.4       7.4       6.8
Retirement services                                  3.0       3.2       2.9
Investment and cash management services              3.0       3.0       2.7
                                                   -----     -----     -----
Total Corporate Client Services revenue            $23.6     $24.8     $21.1
                                                   =====     =====     =====

Revenue from capital markets services rose 17% from the year-ago third quarter, but declined on a linked-quarter basis, mainly because of a slowdown in market demand for asset-backed securitizations (ABS). Some of the ABS transactions for which CCS provides trust and administrative services hold a blend of prime and subprime residential mortgages. For Wilmington Trust, the risk associated with the subprime market is the risk that the pace of growth in revenue will slow, which is what happened in the 2007 third quarter.

The extent of the company's involvement in these transactions is limited to its role as a service provider. Fees for these services are based on the complexity of the services provided, regardless of the underlying collateral. For the 2007 third quarter, ABS transactions backed by U.S. residential mortgages accounted for approximately 5%, or $1.2 million, of total CCS revenue. For the first nine months of 2007, the corresponding amount was 6%, or $4.3 million of total CCS revenue.

Although demand for ABS services waned, sales (new fees, annualized) of capital markets services were 47% higher than for the year-ago third quarter and 10% higher than for the 2007 second quarter. Sales of services that support tender option bonds, collateralized debt obligations (CDOs), defeasance transactions, and default administration drove these increases.

The company supports CDOs by implementing operational controls, fulfilling compliance reporting requirements, and performing other administrative activities as specified when appointed collateral administrator, paying agent, custodian, or trustee. The company does not issue or underwrite CDOs, establish pricing or valuations of CDO assets or liabilities, take positions in CDOs, or make loans to parties involved in CDO transactions. The company's exposure to CDO-related risk is mitigated by the legal documents that govern CDO transactions, which clearly define and specify the nature and extent of the services to be provided.

In the entity management component of the CCS business, revenue rose 9% from the year-ago third quarter. This was due mainly to increased levels of corporate governance business in Ireland and Germany, as well as the June 2007 acquisition of a Luxembourg-based service provider. These expansion initiatives helped offset a slowdown in the demand for entity management services elsewhere, and entity management revenue remained level with the second quarter as a result.

AFFILIATE MONEY MANAGERS

At value style manager Cramer Rosenthal McGlynn (CRM), volatility in the equity markets during the 2007 third quarter decreased managed asset levels and reduced hedge fund performance fees on a year-to-date basis, which caused revenue from CRM to decline.

AFFILIATE MANAGER REVENUE (in millions)         2007 Q3   2007 Q2   2006 Q3
---------------------------------------         -------   -------   -------
Cramer Rosenthal McGlynn                         $4.2      $6.3      $4.6
Roxbury Capital Management                       $0.4      $0.2        --
Total revenue from affiliates                    $4.6      $6.5      $4.6

ASSETS UNDER MANAGEMENT (in millions)   AT 9/30/07   AT 6/30/07   AT 9/30/06
-------------------------------------   ----------   ----------   ----------
Cramer Rosenthal McGlynn                 $11,785.2    $11,928.7    $9,784.5
Roxbury Capital Management               $ 2,858.0    $ 3,005.3    $3,122.9

The decline in assets under management at growth-style manager Roxbury Capital Management (RCM) reflected the firm's termination of its micro-cap and fixed income products during the second half of 2006. Wilmington Trust's agreement with RCM includes provisions that permit some of RCM's portfolio managers to relinquish, or put, a portion of their RCM ownership interests to Wilmington Trust. Some of these put options were exercised during the 2007 second quarter. This caused the revenue contribution from RCM to increase.

NONINTEREST EXPENSES

Noninterest expenses were higher than for prior periods (on an operating basis) mainly because of the expansion investments made since the end of September 2006.

EXPENSES (dollars in millions)                            2007 Q3   2007 Q2   2006 Q3
------------------------------                            -------   -------   -------
Full-time-equivalent staff members                          2,590     2,574     2,520

Salaries and wages expense                                 $ 44.1      41.9    $ 39.5

Stock-based compensation expense                           $  1.6       1.4    $  1.7
Total incentives and bonuses expense                       $ 10.0      11.4    $  8.9

Employment benefits expense                                $ 12.7    $ 11.5    $ 11.4

Total staffing-related expense                             $ 66.8    $ 64.8    $ 59.8

Total noninterest expenses before impairment write-down    $110.8    $106.0    $ 98.6
Non-cash impairment write-down                                 --        --      72.3
                                                           ------    ------    ------
Total noninterest expenses                                 $110.8    $106.0    $170.9

Activities that contributed to expense growth (on an operating basis) since the year-ago third quarter included:


- The acquisition in June 2007 of a wealth management firm in Boston, which added 26 staff members;

- The acquisition in June 2007 of a corporate services provider in Luxembourg, which added 8 staff members;

-    Staff additions in all three business lines;

-    The addition of services to support CDO transactions; and

-    The November 2006 launch of WTDirect.

The $13.8 million recorded as "other" expense for the 2007 third quarter included approximately $2.3 million in shares tax that management does not expect to incur again in 2007. Accounting rules require this type of expense to be recorded in other expenses because it is not an income tax. This expense resulted from a review of state tax obligations.

An agreement with state taxing authorities during the 2007 third quarter reduced a reserve for state income taxes and resulted in a credit to income tax expense of approximately $2.7 million.

Management does not expect this to occur again in 2007. Absent this credit, the effective tax rate for the 2007 third quarter would have been 37.18%.

EFFICIENCY RATIOS

Efficiency was slightly lower than for previous periods (on an operating basis) because expansion investments in all three businesses caused expenses to increase. These investments included staff additions; the Wealth Advisory Services acquisition in June 2007 of a wealth management firm in Boston; and Corporate Client Services expansion in Europe and into the market for collateralized debt obligation services, plus the June 2007 acquisition of a small service provider in Luxembourg.

On a reported basis, the efficiency ratio for the year-ago third quarter was high because the non-cash impairment write-down added $72.3 million to expenses.

EFFICIENCY RATIOS                                           2007 Q3   2007 Q2   2006 Q3
-----------------                                           -------   -------   -------
Regional Banking                                             42.22%    39.88%    39.72%
Wealth Advisory Services                                     79.05%    78.50%    78.60%
Corporate Client Services                                    75.09%    70.85%    69.29%
Wilmington Trust consolidated, absent non-cash write-down    58.35%    55.58%    55.18%
Wilmington Trust consolidated                                58.35%    55.58%    95.64%

In general, lower efficiency ratios indicate higher profitability.

INVESTMENT SECURITIES PORTFOLIO

Balances in the investment securities portfolio were lower than their year-ago levels because there was less need to invest in short-term securities in order to collateralize client accounts that use short-term cash sweeps. Compared to prior periods, the composition of the portfolio was relatively unchanged on a percentage basis.

INVESTMENT SECURITIES PORTFOLIO                   AT 9/30/07   AT 6/30/07   AT 9/30/06
-------------------------------                   ----------   ----------   ----------
Balances (in millions)                             $1,851.4     $1,814.0     $1,982.3
As a percentage of earning assets                        18%          18%          20%
As a percentage of total assets                          17%          16%          19%
Average life (in years)                                4.66         5.08         5.39
Duration                                               1.85         2.19         2.39
Percentage invested in fixed income instruments          81%          80%          80%

Recent shifts in market interest rates and the yield curve caused the duration and expected average life to decline in anticipation of faster prepayments of mortgage-backed securities.

All of the mortgage-backed securities in the portfolio are AAA-rated instruments issued by U.S. government agencies for which the underlying collateral is residential mortgages. There are no subprime mortgages in this underlying collateral.

SHARE REPURCHASES

During the 2007 third quarter, the company repurchased 530,015 shares of its stock at a total cost of $20.7 million and an average price per share of $39.14. This brought the total number of shares repurchased under the current 8-million-share program, which commenced in April 2002, to 2,981,331, leaving 5,068,669 shares available for repurchase.

OUTLOOK

Commenting on management's outlook, Cecala said:


- "Several factors will influence our performance in the remaining months of 2007 and into 2008. One is the market interest rate environment and its impact on our net interest margin. We are slightly asset sensitive, and our margin will compress in a declining rate environment until core deposit pricing catches up. We expect the margin to decline approximately 15 basis points in the 2007 fourth quarter, with a subsequent improvement of 7 to 10 basis points in the first quarter of 2008 as deposit pricing resets.

- "The mid-Atlantic economy has slowed to what we consider a more normal level of activity. We expect loan growth to continue, albeit at a slower pace, as we increase our presence in eastern Pennsylvania, Maryland, and southern New Jersey.

- "This quarter, nonperforming assets were more in line with what we have experienced historically. It would not be prudent to expect a return to the levels we experienced in 2005 and 2006.

- "The financial markets, although somewhat erratic recently, are generally higher than they were at this time last year. Assuming this trend is sustainable, Wealth Advisory revenue should increase as we leverage our family office capabilities and our expansion into Boston.

- "Activity in global capital markets affects Corporate Client Services revenue, most of which is driven by transaction volumes, not the underlying asset values. Although the market for some services has slowed, we continue to see demand for services such as collateralized loan obligations, and we believe the prospects for growth are positive, especially in Europe.

- "Expense management remains paramount. We expect expenses to range from $110 million to $112 million for the fourth quarter. Staffing-related expenses will increase in the first quarter of 2008, as payroll taxes and 401(k) plan contributions reset."

CONFERENCE CALL

Management will discuss the 2007 third quarter results and outlook for the future in a conference call today at 10:00 a.m. (EDT). Supporting materials, financial statements, and audio streaming will be available at www.wilmingtontrust.com. To access the call from within the United States, dial
(888) 459-5609 and enter PIN 9266871. From outside the United States, dial (973) 321-1024 and enter PIN 9266871.

A rebroadcast of the call will be available from 12:30 p.m. (EDT) today until 5:00 p.m. (EDT) on Friday, October 26, by calling (877) 519-4471 inside the United States or (973) 341-3080 from outside the United States. Use PIN 9266871 to access the rebroadcast.

FORWARD-LOOKING STATEMENTS

This presentation contains forward-looking statements that reflect our current expectations about our future performance. These statements rely on a number of assumptions and estimates and are subject to various risks and uncertainties that could cause our actual results to differ from our expectations. Factors that could affect our future financial results include, among other things, changes in national or regional economic conditions; changes in market interest rates; significant changes in banking laws or regulations; increased competition in our businesses; higher-than-expected credit losses; the effects of acquisitions; the effects of integrating acquired entities; a substantial and permanent loss of either client accounts and/or assets under management at Wilmington Trust and/or our affiliate money managers, Cramer Rosenthal McGlynn and Roxbury Capital Management; unanticipated changes in regulatory, judicial, or legislative tax treatment of business transactions; and economic uncertainty created by unrest in other parts of the world.

ABOUT WILMINGTON TRUST

Wilmington Trust Corporation (NYSE: WL) is a financial services holding company that provides Regional Banking services throughout the Delaware Valley region, Wealth Advisory Services for high-net-worth clients in 36 countries, and Corporate Client Services for institutional clients in 86 countries. Its wholly owned bank subsidiary, Wilmington Trust Company, which was founded in 1903, is one of the largest personal trust providers in the United States and the leading retail and commercial bank in Delaware. Wilmington Trust Corporation and its affiliates have offices in California, Connecticut, Delaware, Florida, Georgia, Maryland, Massachusetts, Minnesota, Nevada, New Jersey, New York, Pennsylvania, South Carolina, Vermont, the Cayman Islands, the Channel Islands, London, Dublin, Frankfurt, and Luxembourg. For more information, visit www.wilmingtontrust.com.

CONTACTS

Investors and analysts:                          News media:
Ellen J. Roberts                                 Bill Benintende
Investor Relations                               Public Relations
(302) 651-8069                                   (302) 651-8268
eroberts@wilmingtontrust.com                     wbenintende@wilmingtontrust.com

# # #

                                EARNINGS RELEASE

                                   EXHIBIT 99

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2007

                                   HIGHLIGHTS

                                                      Three Months Ended                Nine Months Ended
                                                ------------------------------   ------------------------------
                                                Sept. 30,   Sept. 30,      %     Sept. 30,   Sept. 30,      %
                                                   2007        2006     Change      2007        2006     Change
---------------------------------------------------------------------------------------------------------------
OPERATING RESULTS (IN MILLIONS)
Net interest income                             $    94.1   $   93.0      1.2    $   277.7   $  270.7      2.6
Provision for loan losses                            (8.9)      (6.6)    34.8        (19.0)     (14.8)    28.4
Noninterest income                                   94.8       84.6     12.1        283.2      253.6     11.7
Noninterest expense                                 110.8      170.9    (35.2)       327.2      366.8    (10.8)
Net income                                           46.2        5.2      N/M        138.0       96.3     43.3

PER SHARE DATA
Basic net income                                $    0.68   $   0.08      N/M    $    2.02   $   1.41     43.3
Diluted net income                                   0.67       0.07      N/M         1.99       1.38     44.2
Dividends paid                                      0.335      0.315      6.3        0.985       0.93      5.9
Book value at period end                            16.23      15.55      4.4        16.23      15.55      4.4
Closing price at period end                         38.90      44.55    (12.7)       38.90      44.55    (12.7)
Market range:
   High                                             42.14      45.61     (7.6)       44.55      45.61     (2.3)
   Low                                              36.46      40.52    (10.0)       36.46      38.54     (5.4)

AVERAGE SHARES OUTSTANDING (IN THOUSANDS)
Basic                                              67,698     68,647     (1.4)      68,206     68,399     (0.3)
Diluted                                            68,582     69,900     (1.9)      69,222     69,695     (0.7)

AVERAGE BALANCE SHEET (IN MILLIONS)
Investment portfolio                            $ 1,787.4   $1,857.0     (3.7)   $ 1,885.7   $1,851.2      1.9
Loans                                             8,260.3    7,759.3      6.5      8,163.6    7,628.0      7.0
Earning assets                                   10,075.0    9,645.1      4.5     10,089.9    9,501.0      6.2
Core deposits                                     4,902.2    4,950.0     (1.0)     4,886.2    4,912.6     (0.5)
Stockholders' equity                              1,087.8    1,081.7      0.6      1,090.1    1,056.3      3.2

STATISTICS AND RATIOS (NET INCOME ANNUALIZED)
Return on average stockholders' equity              16.85%      1.91%     N/M        16.93%     12.19%    38.9
Return on average assets                             1.67%      0.20%     N/M         1.68%      1.24%    35.5
Net interest margin (taxable equivalent)             3.73%      3.85%    (3.1)        3.71%      3.84%    (3.4)
Dividend payout ratio                               49.35%    415.38%   (88.1)       48.84%     65.94%   (25.9)
Full-time equivalent headcount                      2,590      2,520      2.8        2,590      2,520      2.8

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2007

                           QUARTERLY INCOME STATEMENT

                                                                           Three Months Ended
                                               -------------------------------------------------------------------------
                                                                                                         % Change From
                                                                                                        ----------------
                                               Sept. 30,   June 30,   Mar. 31,   Dec. 31,   Sept. 30,    Prior     Prior
(In millions)                                     2007       2007       2007       2006        2006     Quarter    Year
------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME
   Interest income                              $183.4      $180.8     $180.0     $182.0     $175.0        1.4       4.8
   Interest expense                               89.3        88.0       89.2       89.6       82.0        1.5       8.9
-----------------------------------------------------------------------------------------------------
      Net interest income                         94.1        92.8       90.8       92.4       93.0        1.4       1.2
   Provision for loan losses                      (8.9)       (6.5)      (3.6)      (6.5)      (6.6)      36.9      34.8
-----------------------------------------------------------------------------------------------------
      Net interest income after provision
         for loan losses                          85.2        86.3       87.2       85.9       86.4       (1.3)     (1.4)
                                               ------------------------------------------------------

NONINTEREST INCOME
   Advisory fees:
      Wealth Advisory Services
         Trust and investment advisory fees       40.5        38.4       36.9       36.1       33.0        5.5      22.7
         Mutual fund fees                          5.3         5.1        5.1        5.1        5.3        3.9        --
         Planning and other services              10.3         9.9        9.5       10.1        8.8        4.0      17.0
-----------------------------------------------------------------------------------------------------
            Total Wealth Advisory Services        56.1        53.4       51.5       51.3       47.1        5.1      19.1
                                               ------------------------------------------------------
      Corporate Client Services
         Capital markets services                 10.2        11.2       10.2       10.4        8.7       (8.9)     17.2
         Entity management services                7.4         7.4        7.1        7.1        6.8         --       8.8
         Retirement services                       3.0         3.2        3.4        2.9        2.9       (6.3)      3.4
         Investment/cash management services       3.0         3.0        3.3        3.0        2.7         --      11.1
-----------------------------------------------------------------------------------------------------
            Total Corporate Client Services       23.6        24.8       24.0       23.4       21.1       (4.8)     11.8
                                               ------------------------------------------------------
      Cramer Rosenthal McGlynn                     4.2         6.3        4.7        5.3        4.6      (33.3)     (8.7)
      Roxbury Capital Management                   0.4         0.2        0.1        0.1         --      100.0        --
-----------------------------------------------------------------------------------------------------
         Advisory fees                            84.3        84.7       80.3       80.1       72.8       (0.5)     15.8
      Amortization of affiliate intangibles       (1.2)       (1.1)      (1.1)      (1.1)      (1.1)       9.1       9.1
-----------------------------------------------------------------------------------------------------
         Advisory fees after amortization
            of affiliate intangibles              83.1        83.6       79.2       79.0       71.7       (0.6)     15.9
                                               ------------------------------------------------------
   Service charges on deposit accounts             7.2         7.0        6.8        7.1        7.3        2.9      (1.4)
   Other noninterest income                        4.7         6.2        5.4        6.2        5.5      (24.2)    (14.5)
   Securities gains/(losses)                      (0.2)        0.1         --        0.2        0.1         --        --
-----------------------------------------------------------------------------------------------------
      Total noninterest income                    94.8        96.9       91.4       92.5       84.6       (2.2)     12.1
                                               ------------------------------------------------------
      Net interest and noninterest income        180.0       183.2      178.6      178.4      171.0       (1.7)      5.3
                                               ------------------------------------------------------

NONINTEREST EXPENSE
   Salaries and wages                             44.1        41.9       41.8       40.3       39.5        5.3      11.6
   Incentives and bonuses                         10.0        11.4       14.0       10.3        8.9      (12.3)     12.4
   Employment benefits                            12.7        11.5       14.6       11.4       11.4       10.4      11.4
   Net occupancy                                   7.3         6.8        6.8        6.7        6.7        7.4       9.0
   Furniture, equipment, and supplies             10.0         9.8        9.7       10.3        9.2        2.0       8.7
   Other noninterest expense:
      Advertising and contributions                2.0         2.8        2.7        3.2        2.2      (28.6)     (9.1)
      Servicing and consulting fees                2.6         2.8        2.4        2.9        2.8       (7.1)     (7.1)
      Subadvisor expense                           2.7         2.5        2.5        2.3        2.7        8.0        --
      Travel, entertainment, and training          2.8         2.4        2.2        3.4        2.5       16.7      12.0
      Originating and processing fees              2.8         2.7        2.5        3.1        2.8        3.7        --
      Other expense                               13.8        11.4       11.2       11.0        9.9       21.1      39.4
-----------------------------------------------------------------------------------------------------
         Total other noninterest expense          26.7        24.6       23.5       25.9       22.9        8.5      16.6
                                               ------------------------------------------------------
         Total noninterest expense before
            impairment                           110.8       106.0      110.4      104.9       98.6        4.5      12.4
      Impairment write-down                         --          --         --         --       72.3         --    (100.0)
                                               ------------------------------------------------------
         Total noninterest expense               110.8       106.0      110.4      104.9      170.9        4.5     (35.2)
                                               ------------------------------------------------------
      Income before income taxes and
         minority interest                        69.2        77.2       68.2       73.5        0.1      (10.4)      N/M
Applicable income taxes                           22.9        28.3       24.6       26.3       (5.0)     (19.1)       --
-----------------------------------------------------------------------------------------------------
      Net income before minority interest         46.3        48.9       43.6       47.2        5.1       (5.3)      N/M
Minority interest                                  0.1          --        0.6       (0.3)      (0.1)        --        --
-----------------------------------------------------------------------------------------------------
      Net income                                $ 46.2      $ 48.9     $ 43.0     $ 47.5     $  5.2       (5.5)      N/M
                                               ======================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2007

                          YEAR-TO-DATE INCOME STATEMENT

                                                      Nine Months Ended
                                               ------------------------------
                                               Sept. 30,   Sept. 30,      %
(In millions)                                     2007        2006     Change
-----------------------------------------------------------------------------
NET INTEREST INCOME
   Interest income                              $544.2      $492.9       10.4
   Interest expense                              266.5       222.2       19.9
--------------------------------------------------------------------
      Net interest income                        277.7       270.7        2.6
Provision for loan losses                        (19.0)      (14.8)      28.4
--------------------------------------------------------------------
   Net interest income after provision
      for loan losses                            258.7       255.9        1.1
                                               ---------------------

NONINTEREST INCOME
   Advisory fees:
      Wealth Advisory Services
         Trust and investment advisory fees      115.8       100.4       15.3
         Mutual fund fees                         15.4        15.0        2.7
         Planning and other services              29.8        25.1       18.7
--------------------------------------------------------------------
            Total Wealth Advisory Services       161.0       140.5       14.6
                                               ---------------------
      Corporate Client Services
         Capital markets services                 31.5        26.6       18.4
         Entity management services               21.9        19.8       10.6
         Retirement services                       9.6         8.6       11.6
         Investment/cash management services       9.4         7.3       28.8
--------------------------------------------------------------------
            Total Corporate Client Services       72.4        62.3       16.2
                                               ---------------------
      Cramer Rosenthal McGlynn                    15.2        14.1        7.8
      Roxbury Capital Management                   0.7         1.1      (36.4)
--------------------------------------------------------------------
         Advisory fees                           249.3       218.0       14.4
      Amortization of affiliate intangibles       (3.4)       (3.1)       9.7
--------------------------------------------------------------------
         Advisory fees after amortization
            of affiliate intangibles             245.9       214.9       14.4
                                               ---------------------
   Service charges on deposit accounts            21.0        21.1       (0.5)
   Other noninterest income                       16.4        17.6       (6.8)
   Securities gains/(losses)                      (0.1)         --         --
--------------------------------------------------------------------
      Total noninterest income                   283.2       253.6       11.7
                                               ---------------------
      Net interest and noninterest income        541.9       509.5        6.4
                                               ---------------------
NONINTEREST EXPENSE
   Salaries and wages                            127.7       114.1       11.9
   Incentives and bonuses                         35.4        29.5       20.0
   Employment benefits                            38.9        36.8        5.7
   Net occupancy                                  20.9        19.0       10.0
   Furniture, equipment, and supplies             29.5        28.2        4.6
   Other noninterest expense:
      Advertising and contributions                7.5         6.2       21.0
      Servicing and consulting fees                7.8         7.5        4.0
      Subadvisor expense                           7.7         8.4       (8.3)
      Travel, entertainment, and training          7.4         7.0        5.7
      Originating and processing fees              8.0         8.0         --
      Other expense                               36.4        29.8       22.1
--------------------------------------------------------------------
         Total other noninterest expense          74.8        66.9       11.8
                                               ---------------------
         Total noninterest expense before
            impairment                           327.2       294.5       11.1
      Impairment write-down                         --        72.3     (100.0)
                                               ---------------------
         Total noninterest expense               327.2       366.8      (10.8)
                                               ---------------------
      Income before income taxes and
         minority interest                       214.7       142.7       50.5
Applicable income taxes                           75.9        46.3       63.9
--------------------------------------------------------------------
      Net income before minority interest        138.8        96.4       44.0
Minority interest                                  0.8         0.1        N/M
--------------------------------------------------------------------
      Net income                                $138.0      $ 96.3       43.3
                                               =====================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2007

   COMPARISON OF OPERATING RESULTS (EXCLUDING THE 2006 IMPAIRMENT WRITE-DOWN)

                                                 Three Months Ended                Nine Months Ended
                                           ------------------------------   ------------------------------
                                           Sept. 30,   Sept. 30,      %     Sept. 30,   Sept. 30,      %
                                              2007        2006     Change      2007        2006     Change
----------------------------------------------------------------------------------------------------------
OPERATING RESULTS (IN MILLIONS)
Net interest income                        $    94.1   $    93.0     1.2    $   277.7   $   270.7     2.6
Provision for loan losses                       (8.9)       (6.6)   34.8        (19.0)      (14.8)   28.4
Noninterest income                              94.8        84.6    12.1        283.2       253.6    11.7
Total noninterest expense before
   impairment write-down                       110.8        98.6    12.4        327.2       294.5    11.1
Impairment write-down                             --          --      --           --          --      --
----------------------------------------------------------------------------------------------------------
Total noninterest expense                      110.8        98.6    12.4        327.2       294.5    11.1
                                           ---------------------------------------------------------------
Income before income taxes and
   minority interest                            69.2        72.4    (4.4)       214.7       215.0    (0.1)
Applicable income taxes                         22.9        25.6   (10.5)        75.9        76.9    (1.3)
----------------------------------------------------------------------------------------------------------
   Net income before minority interest          46.3        46.8    (1.1)       138.8       138.1     0.5
Minority interest                                0.1        (0.1)     --          0.8         0.1     N/M
----------------------------------------------------------------------------------------------------------
   Net income                              $    46.2   $    46.9    (1.5)   $   138.0   $   138.0      --
                                           ===============================================================

PER-SHARE DATA
Diluted shares outstanding (in millions)        68.6        69.9    (1.9)        69.2        69.7    (0.7)
Per-share earnings (diluted)               $    0.67   $    0.67      --    $    1.99   $    1.98     0.5

STATISTICS AND RATIOS (NET INCOME
   ANNUALIZED; DOLLARS IN MILLIONS)
Total assets, on average                   $10,963.3   $10,541.2     4.0    $10,954.0   $10,371.6     5.6
Stockholders' equity, on average             1,087.8     1,082.2     0.5      1,090.1     1,056.4     3.2
Return on average assets                        1.67%       1.77%   (5.6)        1.68%       1.78%   (5.6)
Return on equity                               16.85%      17.23%   (2.2)       16.93%      17.47%   (3.1)

Net interest income before provision
   and noninterest income                  $   188.9   $   177.6     6.4    $   560.9   $   524.3     7.0
Tax-equivalent interest income                   1.0         1.1    (9.1)         3.0         3.2    (6.3)
----------------------------------------------------------------------------------------------------------
                                           $   189.9   $   178.7     6.3    $   563.9   $   527.5     6.9
Noninterest expense                        $   110.8   $    98.6    12.4    $   327.2   $   294.5    11.1
                                           ---------------------------------------------------------------
Efficiency ratio                               58.35%      55.18%    5.7        58.02%      55.83%    3.9

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2006

        COMPARISON OF RESULTS WITH AND WITHOUT THE IMPAIRMENT WRITE-DOWN

                                           Three months ended September 30, 2006   Nine months ended September 30, 2006
                                           -------------------------------------   ------------------------------------
                                               With        Without                    With        Without
                                            impairment   impairment   Impairment   impairment   impairment   Impairment
                                            ----------   ----------   ----------   ----------   ----------   ----------
OPERATING RESULTS (IN MILLIONS)
Net interest income                         $    93.0    $    93.0     $    --     $   270.7    $   270.7     $    --
Provision for loan losses                        (6.6)        (6.6)         --         (14.8)       (14.8)         --
Noninterest income                               84.6         84.6          --         253.6        253.6          --
Noninterest expense                             170.9         98.6        72.3         366.8        294.5        72.3
-----------------------------------------------------------------------------------------------------------------------
Income before taxes
   and minority interest                          0.1         72.4       (72.3)        142.7        215.0       (72.3)
Applicable income taxes                          (5.0)        25.6       (30.6)         46.3         76.9       (30.6)
-----------------------------------------------------------------------------------------------------------------------
Net income before minority interest               5.1         46.8       (41.7)         96.4        138.1       (41.7)
Minority interest                                (0.1)        (0.1)         --           0.1          0.1          --
-----------------------------------------------------------------------------------------------------------------------
Net income                                  $     5.2    $    46.9     $ (41.7)    $    96.3    $   138.0     $ (41.7)
                                            ===========================================================================

PER SHARE DATA
Diluted shares outstanding (in millions)         69.9         69.9          --          69.7         69.7          --
Per-share earnings                          $    0.07    $    0.67     $ (0.60)    $    1.38    $    1.98     $(10.60)

STATISTICS AND RATIOS
   (DOLLARS IN MILLIONS)
Total assets, on average                    $10,540.4    $10,541.2     $  (0.8)    $10,371.4    $10,371.6     $  (0.2)
Stockholders' equity, on average              1,081.7      1,082.2        (0.5)      1,056.3      1,056.4        (0.1)
Return on average assets                         0.20%        1.77%      (1.57)%        1.24%        1.78%      (0.54)%
Return on equity                                 1.91%       17.23%     (15.32)%       12.19%       17.47%      (5.28)%

Net interest income before provision and
   noninterest income                       $   177.6    $   177.6     $    --     $   524.3    $   524.3     $    --
Tax equivalent interest income                    1.1          1.1          --           3.2          3.2          --
-----------------------------------------------------------------------------------------------------------------------
                                            $   178.7    $   178.7     $    --     $   527.5    $   527.5     $    --
Noninterest expense                         $   170.9    $    98.6     $  72.3     $   366.8    $   294.5     $  72.3
                                           ----------------------------------------------------------------------------
Efficiency ratio                                95.64%       55.18%      40.46%        69.54%       55.83%      13.71%

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2007

                             STATEMENT OF CONDITION

                                                                                                          % Change From
                                                                                                         ---------------
                                             Sept. 30,    June 30,    Mar. 31,    Dec. 31,   Sept. 30,    Prior    Prior
(In millions)                                  2007         2007        2007        2006       2006      Quarter    Year
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                      $   286.3   $   231.8   $   222.2   $   249.7   $   268.4     23.5      6.7
                                             ---------------------------------------------------------
Federal funds sold and securities
   purchased under agreements to resell           16.5        18.0        68.9        68.9        38.4     (8.3)   (57.0)
                                             ---------------------------------------------------------
Investment securities:
   U.S. Treasury                                 101.9       103.8       102.5       125.2       230.8     (1.8)   (55.8)
   Government agencies                           701.4       634.8       743.9       807.1       533.0     10.5     31.6
   Obligations of state and political
      subdivisions                                18.5        19.0         9.1         9.5         9.4     (2.6)    96.8
   Preferred stock                                62.6        63.8        74.2        90.5        91.0     (1.9)   (31.2)
   Mortgage-backed securities                    581.9       605.1       656.2       689.5       726.8     (3.8)   (19.9)
   Other securities                              385.1       387.5       391.5       392.8       391.3     (0.6)    (1.6)
------------------------------------------------------------------------------------------------------
         Total investment securities           1,851.4     1,814.0     1,977.4     2,114.6     1,982.3      2.1     (6.6)
                                             ---------------------------------------------------------
Loans:
   Commercial, financial, and agricultural     2,529.0     2,483.7     2,455.2     2,533.5     2,378.1      1.8      6.3
   Real estate - construction                  1,759.9     1,747.0     1,665.5     1,663.9     1,610.9      0.7      9.2
   Mortgage - commercial                       1,388.8     1,390.5     1,378.3     1,296.1     1,254.5     (0.1)    10.7
------------------------------------------------------------------------------------------------------
         Total commercial loans                5,677.7     5,621.2     5,499.0     5,493.5     5,243.5      1.0      8.3
                                             ---------------------------------------------------------
   Mortgage - residential                        566.3       563.1       553.5       536.9       518.7      0.6      9.2
   Consumer                                    1,546.0     1,517.0     1,503.9     1,517.0     1,489.7      1.9      3.8
   Secured with liquid collateral                546.5       573.4       532.0       547.5       528.3     (4.7)     3.4
------------------------------------------------------------------------------------------------------
         Total retail loans                    2,658.8     2,653.5     2,589.4     2,601.4     2,536.7      0.2      4.8
                                             ---------------------------------------------------------
         Total loans net of unearned
            income                             8,336.5     8,274.7     8,088.4     8,094.9     7,780.2      0.7      7.2
Reserve for loan losses                         (101.6)      (97.5)      (94.5)      (94.2)      (93.6)     4.2      8.5
------------------------------------------------------------------------------------------------------
         Net loans                             8,234.9     8,177.2     7,993.9     8,000.7     7,686.6      0.7      7.1
                                             ---------------------------------------------------------
Premises and equipment                           148.9       148.6       148.8       150.3       151.6      0.2     (1.8)
Goodwill                                         329.0       328.2       291.5       291.4       291.1      0.2     13.0
Other intangibles                                 38.7        40.1        34.2        35.4        38.8     (3.5)    (0.3)
Other assets                                     281.4       273.1       254.0       246.0       251.9      3.0     11.7
------------------------------------------------------------------------------------------------------
         Total assets                        $11,187.1   $11,031.0   $10,990.9   $11,157.0   $10,709.1      1.4      4.5
                                             =========================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing demand                $   827.8   $   812.7   $   792.0   $   913.6   $   861.3      1.9     (3.9)
   Interest-bearing:
      Savings                                    580.1       497.1       422.7       313.8       292.5     16.7     98.3
      Interest-bearing demand                  2,202.3     2,343.6     2,336.1     2,417.5     2,417.5     (6.0)    (8.9)
      Certificates under $100,000              1,002.4     1,019.8     1,014.2     1,012.6       995.5     (1.7)     0.7
      Local certificates $100,000 and over       389.6       370.8       447.6       474.4       574.7      5.1    (32.2)
------------------------------------------------------------------------------------------------------
         Total core deposits                   5,002.2     5,044.0     5,012.6     5,131.9     5,141.5     (0.8)    (2.7)
      National money market deposits             144.4       139.5       142.5       143.1          --      3.5       --
      National certificates $100,000
         and over                              2,353.1     2,979.3     2,970.6     3,054.1     2,742.7    (21.0)   (14.2)
------------------------------------------------------------------------------------------------------
         Total deposits                        7,499.7     8,162.8     8,125.7     8,329.1     7,884.2     (8.1)    (4.9)
                                             ---------------------------------------------------------
Short-term borrowings:
   Federal funds purchased and securities
      sold under agreements to repurchase      1,925.5     1,174.4     1,153.5     1,145.8     1,161.7     64.0     65.7
   U.S. Treasury demand                           40.9         2.5          --        13.0         7.0      N/M    484.3
------------------------------------------------------------------------------------------------------
         Total short-term borrowings           1,966.4     1,176.9     1,153.5     1,158.8     1,168.7     67.1     68.3
                                             ---------------------------------------------------------
Other liabilities                                231.4       228.8       229.8       221.3       196.4      1.1     17.8
Long-term debt                                   391.5       390.2       389.5       388.5       395.2      0.3     (0.9)
------------------------------------------------------------------------------------------------------
         Total liabilities                    10,089.0     9,958.7     9,898.5    10,097.7     9,644.5      1.3      4.6
                                             ---------------------------------------------------------
Minority interest                                  0.1         0.2         0.2          --         0.3    (50.0)   (66.7)
Stockholders' equity                           1,098.0     1,072.1     1,092.2     1,059.3     1,064.3      2.4      3.2
------------------------------------------------------------------------------------------------------
         Total liabilities and
            stockholders' equity             $11,187.1   $11,031.0   $10,990.9   $11,157.0   $10,709.1      1.4      4.5
                                             =========================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2007

                         AVERAGE STATEMENT OF CONDITION

                                                                                                                   % Change From
                                                         2007        2007        2007        2006        2006     ---------------
                                                        Third       Second      First       Fourth      Third      Prior    Prior
(In millions)                                          Quarter     Quarter     Quarter     Quarter     Quarter    Quarter    Year
---------------------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks                               $   208.1   $   203.4   $   213.9   $   218.2   $   206.9      2.3      0.6
                                                      ---------------------------------------------------------
Federal funds sold and securities
   purchased under agreements to resell                    27.3        37.5        57.3       144.8        28.8    (27.2)    (5.2)
                                                      ---------------------------------------------------------
Investment securities:
   U.S. Treasury                                          103.3       105.0       123.6       177.4       157.0     (1.6)   (34.2)
   Government agencies                                    631.4       652.9       728.9       642.1       475.9     (3.3)    32.7
   Obligations of state and political subdivisions         18.7        12.6         9.1         9.4         9.6     48.4     94.8
   Preferred stock                                         62.5        68.5        85.1        90.7        89.4     (8.8)   (30.1)
   Mortgage-backed securities                             590.4       633.9       668.8       705.5       735.1     (6.9)   (19.7)
   Other securities                                       381.1       393.2       390.3       392.5       390.0     (3.1)    (2.3)
---------------------------------------------------------------------------------------------------------------
      Total investment securities                       1,787.4     1,866.1     2,005.8     2,017.6     1,857.0     (4.2)    (3.7)
                                                      ---------------------------------------------------------
Loans:
   Commercial, financial, and agricultural              2,454.9     2,500.1     2,466.2     2,430.5     2,407.7     (1.8)     2.0
   Real estate - construction                           1,769.2     1,696.7     1,669.8     1,634.9     1,588.7      4.3     11.4
   Mortgage - commercial                                1,387.3     1,376.9     1,339.9     1,281.4     1,238.5      0.8     12.0
---------------------------------------------------------------------------------------------------------------
      Total commercial loans                            5,611.4     5,573.7     5,475.9     5,346.8     5,234.9      0.7      7.2
                                                      ---------------------------------------------------------
   Mortgage - residential                                 564.4       553.9       542.1       524.8       507.8      1.9     11.1
   Consumer                                             1,533.0     1,503.9     1,512.3     1,496.1     1,470.5      1.9      4.3
   Secured with liquid collateral                         551.5       524.8       541.7       545.2       546.1      5.1      1.0
---------------------------------------------------------------------------------------------------------------
      Total retail loans                                2,648.9     2,582.6     2,596.1     2,566.1     2,524.4      2.6      4.9
                                                      ---------------------------------------------------------
      Total loans net of unearned income                8,260.3     8,156.3     8,072.0     7,912.9     7,759.3      1.3      6.5
Reserve for loan losses                                   (95.8)      (93.3)      (93.2)      (91.6)      (93.5)     2.7      2.5
---------------------------------------------------------------------------------------------------------------
      Net loans                                         8,164.5     8,063.0     7,978.8     7,821.3     7,665.8      1.3      6.5
                                                      ---------------------------------------------------------
Premises and equipment                                    148.5       148.6       150.3       151.5       152.1     (0.1)    (2.4)
Goodwill                                                  328.3       307.8       291.4       290.7       362.3      6.7     (9.4)
Other intangibles                                          39.4        34.0        34.8        38.1        38.5     15.9      2.3
Other assets                                              259.8       261.3       245.0       241.2       229.0     (0.6)    13.4
---------------------------------------------------------------------------------------------------------------
      Total assets                                    $10,963.3   $10,921.7   $10,977.3   $10,923.4   $10,540.4      0.4      4.0
                                                      =========================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing demand                         $   714.9   $   702.6   $   749.1   $   793.6   $   737.2      1.8     (3.0)
   Interest-bearing:
      Savings                                             540.9       463.4       365.3       294.7       304.1     16.7     77.9
      Interest-bearing demand                           2,262.5     2,312.5     2,250.4     2,304.8     2,374.1     (2.2)    (4.7)
      Certificates under $100,000                       1,007.7     1,014.5     1,012.9     1,009.3       988.1     (0.7)     2.0
      Local certificates $100,000 and over                376.2       427.2       457.7       535.8       546.5    (11.9)   (31.2)
---------------------------------------------------------------------------------------------------------------
         Total core deposits                            4,902.2     4,920.2     4,835.4     4,938.2     4,950.0     (0.4)    (1.0)
      National money market deposits                      143.3       142.2       143.0        69.9          --      0.8       --
      National certificates $100,000 and over           2,817.9     2,853.8     2,992.1     3,042.2     2,864.6     (1.3)    (1.6)
---------------------------------------------------------------------------------------------------------------
         Total deposits                                 7,863.4     7,916.2     7,970.5     8,050.3     7,814.6     (0.7)     0.6
                                                      ---------------------------------------------------------
Short-term borrowings:
   Federal funds purchased and securities sold
      under agreements to repurchase                    1,386.8     1,270.8     1,318.5     1,221.4     1,048.8      9.1     32.2
   U.S. Treasury demand                                    11.0        10.4         5.4        10.0         6.8      5.8     61.8
---------------------------------------------------------------------------------------------------------------
      Total short-term borrowings                       1,397.8     1,281.2     1,323.9     1,231.4     1,055.6      9.1     32.4
                                                      ---------------------------------------------------------
Other liabilities                                         223.4       214.2       231.5       183.0       193.9      4.3     15.2
Long-term debt                                            390.7       389.7       388.8       391.1       394.2      0.3     (0.9)
---------------------------------------------------------------------------------------------------------------
      Total liabilities                                 9,875.3     9,801.3     9,914.7     9,855.8     9,458.3      0.8      4.4
                                                      ---------------------------------------------------------
Minority interest                                           0.2         0.2         0.4         0.2         0.4       --    (50.0)
Stockholders' equity                                    1,087.8     1,120.2     1,062.2     1,067.4     1,081.7     (2.9)     0.6
---------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity      $10,963.3   $10,921.7   $10,977.3   $10,923.4   $10,540.4      0.4      4.0
                                                      =========================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2007

                                YIELDS AND RATES

                                                         2007        2007        2007        2006       2006
                                                        Third       Second      First       Fourth      Third
YIELDS/RATES (TAX-EQUIVALENT BASIS)                    Quarter     Quarter     Quarter     Quarter     Quarter
--------------------------------------------------------------------------------------------------------------

EARNING ASSETS:
FEDERAL FUNDS SOLD AND SECURITIES
   PURCHASED UNDER AGREEMENTS TO RESELL                    6.36%       5.18%       5.05%       5.23%      4.61%

U.S. Treasury                                              3.40        3.89        4.11        3.97       4.03
Government agencies                                        4.76        4.73        4.70        4.50       4.19
Obligations of state and political subdivisions            6.96        7.83        9.00        8.79       8.68
Preferred stock                                            7.82        8.03        7.50        7.70       7.57
Mortgage-backed securities                                 4.20        4.22        4.25        4.18       4.02
Other securities                                           6.24        6.33        6.28        6.43       6.37
TOTAL INVESTMENT SECURITIES                                4.94        4.98        4.95        4.87       4.74

Commercial, financial, and agricultural                    7.91        7.90        8.04        8.02       8.06
Real estate - construction                                 8.41        8.56        8.60        8.69       8.72
Mortgage - commercial                                      8.04        8.02        8.03        8.11       8.09
TOTAL COMMERCIAL LOANS                                     8.10        8.13        8.21        8.24       8.27

Mortgage - residential                                     5.74        5.87        5.95        5.76       5.77
Consumer                                                   7.48        7.44        7.41        7.39       7.33
Secured with liquid collateral                             6.88        6.83        6.81        6.87       6.87
TOTAL RETAIL LOANS                                         6.98        6.98        6.98        6.95       6.91

TOTAL LOANS                                                7.74        7.77        7.81        7.82       7.83

TOTAL EARNING ASSETS                                       7.23        7.23        7.22        7.19       7.21

FUNDS USED TO SUPPORT EARNING ASSETS:
Savings                                                    2.63        2.07        1.29        0.51       0.42
Interest-bearing demand                                    1.21        1.20        1.20        1.19       1.10
Certificates under $100,000                                4.23        4.45        4.35        4.22       3.87
Local certificates $100,000 and over                       4.78        4.55        5.00        4.81       4.71
CORE INTEREST-BEARING DEPOSITS                             2.44        2.41        2.42        2.35       2.17

National money market deposits                             5.28        5.46        5.53        5.39         --
National certificates $100,000 and over                    5.41        5.40        5.43        5.46       5.37
TOTAL INTEREST-BEARING DEPOSITS                            3.67        3.66        3.73        3.68       3.47

Federal funds purchased and securities sold
   under agreements to repurchase                          4.73        4.83        4.97        5.03       5.05
U.S. Treasury demand                                       4.87        5.11        5.02        5.03       5.16
TOTAL SHORT-TERM BORROWINGS                                4.74        4.83        4.97        5.03       5.05

Long-term debt                                             6.66        7.00        6.86        6.76       6.79
TOTAL INTEREST-BEARING LIABILITIES                         3.97        3.97        4.05        4.00       3.82

TOTAL FUNDS USED TO SUPPORT EARNING ASSETS                 3.50        3.50        3.55        3.52       3.36

NET INTEREST MARGIN (TAX-EQUIVALENT BASIS)                 3.73        3.73        3.67        3.67       3.85

YEAR-TO-DATE NET INTEREST MARGIN                           3.71        3.70        3.67        3.79       3.84

Prime rate                                                 8.18        8.25        8.25        8.25       8.25

Tax-equivalent net interest income (in millions)      $    95.1   $    93.8   $    91.9   $    93.5   $   94.1

Average earning assets at historical cost             $10,113.9   $10,082.8   $10,163.3   $10,105.2   $9,694.5
Average fair valuation adjustment on
investment securities available for sale                  (38.9)      (22.9)      (28.2)      (29.9)     (49.4)
                                                      ---------   ---------   ---------   ---------   --------
AVERAGE EARNING ASSETS                                $10,075.0   $10,059.9   $10,135.1   $10,075.3   $9,645.1
                                                      ---------   ---------   ---------   ---------   --------

Average rates are calculated using average balances based on historical cost and do not reflect fair valuation adjustments.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2007

                            SUPPLEMENTAL INFORMATION

                                                                                  Three Months Ended
                                                      -------------------------------------------------------------------------
                                                                                                                % Change From
                                                                                                               ----------------
                                                      Sept. 30,   June 30,   Mar. 31,   Dec. 31,   Sept. 30,    Prior    Prior
                                                         2007       2007       2007       2006        2006     Quarter    Year
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME
Net income per share
   Basic                                              $   0.68    $   0.71   $   0.63   $   0.69   $   0.08      (4.2)      N/M
   Diluted                                                0.67        0.70       0.62       0.68       0.07      (4.3)      N/M
Weighted average shares outstanding (in thousands)
   Basic                                                67,698      68,403     68,525     68,455     68,647
   Diluted                                              68,582      69,435     69,659     69,615     69,900
Net income as a percentage of:
   Average assets                                         1.67%       1.80%      1.59%      1.73%      0.20%
   Average stockholders' equity                          16.85       17.51      16.42      17.66       1.91

ASSETS UNDER MANAGEMENT * (IN BILLIONS)
Wilmington Trust                                      $   33.2    $   31.9   $   31.8   $   31.3   $   29.1       4.1      14.1
Wilmington Trust FSB, MA (formerly Bingham
   Legg Advisers)                                          1.3         1.3         --         --         --        --        --
Roxbury Capital Management                                 2.8         3.0        3.1        3.1        3.1      (6.7)     (9.7)
Cramer Rosenthal McGlynn                                  11.8        11.9       11.2       10.6        9.8      (0.8)     20.4
------------------------------------------------------------------------------------------------------------
   Combined assets under management                   $   49.1    $   48.1   $   46.1   $   45.0   $   42.0       2.1      16.9
                                                      ======================================================
*    Assets under management include estimates for values associated with certain assets that lack readily ascertainable values, such as limited partnership interests.

ASSETS UNDER ADMINISTRATION ** (IN BILLIONS)
Wilmington Trust                                      $  121.6    $  120.1   $  112.1   $  107.5   $  102.4       1.2      18.8
**   Includes Wilmington Trust assets under management

FULL-TIME EQUIVALENT HEADCOUNT
Full-time equivalent headcount                           2,590       2,574      2,579      2,562      2,520

CAPITAL (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Average stockholders' equity                          $1,087.8    $1,120.2   $1,062.2   $1,067.4   $1,081.7      (2.9)      0.6
Period-end primary capital                             1,199.6     1,169.6    1,186.7    1,153.5    1,157.9       2.6       3.6
Per share:
   Book value                                            16.23       15.77      15.90      15.47      15.55       2.9       4.4
   Quarterly dividends declared                          0.335       0.335      0.315      0.315      0.315        --       6.3
   Year-to-date dividends declared                       0.985        0.65      0.315      1.245       0.93
Average stockholders' equity to assets                    9.92%      10.26%      9.68%      9.78%     10.28%
Total risk-based capital ratio                           11.54       11.54      12.53      12.10      12.32
Tier 1 risk-based capital ratio                           7.96        8.00       8.64       8.25       8.28
Tier 1 leverage capital ratio                             7.31        7.37       7.64       7.39       7.34

CREDIT QUALITY (IN MILLIONS)
Period-end reserve for loan losses                    $  101.6    $   97.5   $   94.5   $   94.2   $   93.6
Period-end nonperforming assets:
   Nonaccrual                                             54.1        45.3       27.9       31.0       32.0
   OREO                                                    0.2         0.2        4.8        4.8        4.8
   Renegotiated loans                                     19.2         0.2         --         --         --
Period-end past due 90 days                               17.0        13.6        7.3        5.8        7.7

Gross charge-offs                                          6.4         5.4        5.1        7.1        8.6
Recoveries                                                 1.6         1.9        1.8        1.2        1.3
Net charge-offs                                            4.8         3.5        3.3        5.9        7.3
Year-to-date net charge-offs                              11.6         6.8        3.3       18.5       12.6

Ratios:
   Period-end reserve to loans                            1.22%       1.18%      1.17%      1.16%      1.20%
   Period-end non-performing assets to loans              0.88        0.55       0.40       0.44       0.47
   Period-end loans past due 90 days to total loans       0.20        0.16       0.09       0.07       0.10
   Net charge-offs to average loans                       0.06        0.04       0.04       0.07       0.09

INTERNAL RISK RATING
Pass                                                     96.01%      96.81%     96.89%     97.39%     97.41%
Watchlisted                                               2.62        2.27       2.32       1.82       1.73
Substandard                                               1.36        0.91       0.77       0.79       0.86
Doubtful                                                  0.01        0.01       0.01         --         --

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2007

                        QUARTERLY BUSINESS SEGMENT REPORT

                                                                  Three Months Ended
                                                ------------------------------------------------------
                                                Sept. 30,   June 30,   Mar. 31,   Dec. 31,   Sept. 30,
(In millions)                                      2007       2007       2007       2006       2006
------------------------------------------------------------------------------------------------------
REGIONAL BANKING
   Net interest income                           $ 87.6      $ 86.3     $ 83.8     $ 84.4     $ 85.7
   Provision for loan losses                       (7.8)       (6.1)      (3.6)      (6.4)      (6.7)
   Noninterest income                              12.4        13.6       12.4       13.6       13.1
   Noninterest expense                             42.6        40.2       42.2       40.8       39.6
------------------------------------------------------------------------------------------------------
      Income before taxes & minority interest      49.6        53.6       50.4       50.8       52.5

   Regional Banking efficiency ratio              42.22%      39.88%     43.46%     41.21%     39.72%

WEALTH ADVISORY SERVICES
   Net interest income                           $  6.4      $  6.1     $  6.3     $  6.6     $  6.4
   Provision for loan losses                       (1.1)       (0.4)        --       (0.1)       0.1
   Noninterest income                              52.7        51.0       49.2       49.1       44.9
   Noninterest expense                             46.8        44.9       47.6       43.7       40.4
------------------------------------------------------------------------------------------------------
      Income before taxes & minority interest      11.2        11.8        7.9       11.9       11.0

   Wealth Advisory Services efficiency ratio      79.05%      78.50%     85.61%     78.32%     78.60%

CORPORATE CLIENT SERVICES
   Net interest income                           $  3.2      $  3.5     $  3.7     $  4.3     $  4.4
   Provision for loan losses                         --          --         --         --         --
   Noninterest income                              25.3        26.0       25.2       24.7       22.2
   Noninterest expense                             21.4        20.9       20.6       20.4       18.5
------------------------------------------------------------------------------------------------------
      Income before taxes & minority interest       7.1         8.6        8.3        8.6        8.1

   Corporate Client Services efficiency ratio     75.09%      70.85%     71.28%     70.10%     69.29%

AFFILIATE MANAGERS *
   Net interest income                           $ (3.1)     $ (3.1)    $ (3.0)    $ (2.9)    $ (3.5)
   Provision for loan losses                         --          --         --         --         --
   Noninterest income                               4.4         6.3        4.6        5.1        4.4
   Noninterest expense                               --          --         --         --       72.4
------------------------------------------------------------------------------------------------------
   Income before taxes & minority interest          1.3         3.2        1.6        2.2      (71.5)

TOTAL WILMINGTON TRUST CORPORATION
   Net interest income                           $ 94.1      $ 92.8     $ 90.8     $ 92.4     $ 93.0
   Provision for loan losses                       (8.9)       (6.5)      (3.6)      (6.5)      (6.6)
   Noninterest income                              94.8        96.9       91.4       92.5       84.6
   Noninterest expense                            110.8       106.0      110.4      104.9      170.9
                                                ------------------------------------------------------
      Income before taxes & minority interest    $ 69.2      $ 77.2     $ 68.2     $ 73.5     $  0.1
                                                ======================================================

   Corporation efficiency ratio                   58.35%      55.58%     60.26%     56.40%     95.64%

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2007

                      YEAR-TO-DATE BUSINESS SEGMENT REPORT

                                                              Nine Months Ended
                                                   ---------------------------------------
                                                   Sept. 30,   Sept. 30,      $        %
(In millions)                                         2007        2006     Change   Change
------------------------------------------------------------------------------------------
REGIONAL BANKING
   Net interest income                              $257.7      $250.5     $ 7.2      2.9%
   Provision for loan losses                         (17.5)      (14.1)      3.4     24.1
   Noninterest income                                 38.6        38.5       0.1      0.3
   Noninterest expense                               125.0       116.6       8.4      7.2
------------------------------------------------------------------------------------------
      Income before taxes & minority interest        153.8       158.3      (4.5)    (2.8)

   Regional Banking efficiency ratio                 41.81%      39.96%

WEALTH ADVISORY SERVICES
   Net interest income                              $ 18.8      $ 19.2     $(0.4)    (2.1)%
   Provision for loan losses                          (1.5)       (0.7)      0.8    114.3
   Noninterest income                                153.0       134.8      18.2     13.5
   Noninterest expense                               139.3       122.5      16.8     13.7
------------------------------------------------------------------------------------------
      Income before taxes & minority interest         31.0        30.8       0.2      0.6

   Wealth Advisory Services efficiency ratio         80.99%      79.44%

CORPORATE CLIENT SERVICES
   Net interest income                              $ 10.4      $ 10.6     $(0.2)    (1.9)%
   Provision for loan losses                            --          --        --       --
   Noninterest income                                 76.4        65.8      10.6     16.1
   Noninterest expense                                62.8        55.3       7.5     13.6
------------------------------------------------------------------------------------------
      Income before taxes & minority interest         24.0        21.1       2.9     13.7

   Corporate Client Services efficiency ratio        72.27%      72.19%

AFFILIATE MANAGERS *
   Net interest income                              $ (9.2)     $ (9.6)    $ 0.4      4.2%
   Provision for loan losses                            --          --        --       --
   Noninterest income                                 15.2        14.5       0.7      4.8
   Noninterest expense                                 0.1        72.4     (72.3)   (99.9)
------------------------------------------------------------------------------------------
      Income before taxes & minority interest          5.9       (67.5)     73.4       --

TOTAL WILMINGTON TRUST CORPORATION
   Net interest income                              $277.7      $270.7     $ 7.0      2.6%
   Provision for loan losses                         (19.0)      (14.8)      4.2     28.4
   Noninterest income                                283.2       253.6      29.6     11.7
   Noninterest expense                               327.2       366.8     (39.6)   (10.8)
------------------------------------------------------------------------------------------
      Income before taxes & minority interest       $214.7      $142.7     $72.0     50.5
                                                   =======================================
   Corporation efficiency ratio                      58.02%      69.54%

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure.